UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2023

Genvor Incorporated
(Exact name of registrant as specified in its charter)

Nevada	000-56589	83-2054746
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 S. Elliott Road, Suite 538

Chapel Hill, NC 27514

(Address of principal executive offices)

(984) 261-7338

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 5, 2023, Genvor Incorporated, a Delaware corporation (the “Company”) entered into an Interim CEO & Executive Consultant Agreement (the “Executive Consulting Agreement”) with Judith S. Miller, pursuant to which Judith S. Miller would continue to serve as the Company’s Interim CEO, and with the Executive Consulting Agreement intended to considered effective as of June 20, 2023, the date of Ms. Miller’s original appointment as Interim CEO of the Company. Under the Executive Consulting Agreement, which can be terminated at any time with or without cause by the Company and upon 30 days’ advance written notice by Ms. Miller, Ms. Miller will act as the Interim CEO of the Company and, among other management duties, assist the Company in recruiting a full-time CEO and/or agricultural biotechnology management professional. Following the appointment of a full-time CEO, Ms. Miller will be retained as an executive consultant for a period of 6 months thereafter.

While Ms. Miller is Interim CEO, she will be compensated as follows:

(i)	Ms. Miller will be paid a cash fee of $20,000 per month, which will be accrued by the Company if funds are not available.

(ii)	Ms. Miller will receive warrants to purchase shares of Company common stock at a $0.001 per share exercise price, exercisable on a cashless basis, with a 12-month term after issuance (“Warrants”) for 350,000 shares of Company common stock upon execution of the Executive Consulting Agreement.

(iii)	Ms. Miller will receive Warrants for 250,000 shares of Company common stock upon clearance by the OTCQB marketplace and FINRA for an identified market maker to begin trading the Company’s common stock, and the issuance of a ticker symbol for the Company’s common stock.

(iv)	Ms. Miller will receive Warrants for 250,000 shares of Company common stock upon the Company’s obtaining the results of scientific studies conducted a Confidential target for further use by the Company.

(v)	Ms. Miller will receive Warrants for 250,000 shares of Company common stock upon the Company’s receipt of a working agreement with this Confidential target a licensing and royalty arrangement with them.

(vi)	Ms. Miller will receive Warrants for 250,000 shares of Company common stock upon the Company resolving all claims against Bradley White, either through litigation or settlement.

(vii)	Ms. Miller will receive Warrants for 100,000 shares of Company common stock upon the Company hiring a full-time CEO.

(viii)	Ms. Miller will receive Warrants for 250,000 shares of Company common stock upon the Company (i) planning and launching a secondary investment offering, expected to be from $20,000,000 to $30,000,000, with the first tranche or raise objective expected to be from $4,000,000 to $7,000,000, and (ii) the Company’s successful minimum raise of $3,000,000 in that offering.

Notwithstanding the foregoing, Warrants will not be issued to Ms. Miller until the date that the Company’s common stock has an average daily trading volume of at least 1,000 shares for at least 5 consecutive days as reported by OTCMarkets.com. During the 6 months following the date that a full-time CEO is appointed, and Ms. Miller will be an executive consultant, and Ms. Miller will be paid a cash fee of $10,000 per month and an equity fee consisting of Warrants for 25,000 shares of Company common stock per month.

The foregoing description of the Executive Consulting Agreement and its terms does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, filed as Exhibit 10.1 hereto and incorporated by reference in this report.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure in Item 1.01 above is incorporated by reference into this Item 5.02.

Item 9.01. Financial Statements and Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this report:

EXHIBIT INDEX

Exhibit No.	Description
10.1	Interim CEO & Executive Consultant Agreement, by and between Genvor Incorporated and Judith S. Miller, dated June 20, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENVOR INCORPORATED

Dated: October 10, 2023	By:	/s/ Judith S. Miller
Judith S. Miller
Interim Chief Executive Officer